EXHIBIT 99.2

PRESS RELEASE

For Immediate Release
February 2, 2011

 PENINSULA GAMING COMMENCES $80 MILLION
SENIOR SECURED NOTES OFFERING

Dubuque, Iowa – February 2, 2011 – Peninsula Gaming, LLC (the “Company”), a casino entertainment company with gaming operations in local markets in Iowa and Louisiana, announced today that the Company and Peninsula Gaming Corp., a wholly-owned subsidiary of the Company (together, the “Issuers”), are proposing to issue $80 million in aggregate principal amount of 8⅜% Senior Secured Notes due 2015 (the “Secured Notes”).  The Secured Notes will be unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future domestic restricted subsidiaries, other than Peninsula Gaming Corp., the co-issuer of the Secured Notes.

The net proceeds from the offering of the Secured Notes will be used primarily to develop the first phase of the Company’s new gaming facility in Mulvane, Kansas and for general corporate purposes.

The Secured Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act. The Secured Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the Secured Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer, solicitation or sale of the Secured Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Peninsula Gaming

The Company, through its subsidiaries, engages in the ownership and operation of casino and off-track betting parlors. It owns and operates the Diamond Jo casino in Dubuque, Iowa, the Diamond Jo casino in Worth County, Iowa, the Amelia Belle Casino in Amelia, Louisiana, the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana and five off-track betting parlors in Port Allen, New Iberia, Henderson, Eunice, Louisiana and St. Martinville, Louisiana. The Company was founded in 1999 and is based in Dubuque, Iowa.  The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the securities laws.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  These factors include, but are not limited to, general economic conditions in the Company’s local and regional markets, competition, risks associated with new ventures and acquisitions, government regulation, including licensure requirements and legalization of gaming, availability and adequacy of the Company’s cash flows to satisfy the Company’s obligations, changes in interest rates, legal proceedings, future terrorist acts, loss due to casualty, weather or mechanical failure, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company assumes no obligation to update such information.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977